Exhibit 99.1

Marshall Edwards, Inc.

CONTACTS:	Warren Lancaster +1-203-966-2556 (USA) warren.lancaster@marshalledwardsinc.com

David Sheon +1 202 547-2880 (USA) dsheon@WHITECOATstrategies.com
FOR IMMEDIATE RELEASE
MARSHALL EDWARDS, INC. RECEIVES NOTICE OF COMPLIANCE WITH
NASDAQ CONTINUED LISTING REQUIREMENTS
NEW CANAAN, CT — April 20, 2010 — Marshall Edwards, Inc. (NASDAQ: MSHL), a specialist oncology company focusing on the clinical development of novel anti-cancer therapeutics, today announced that the Company has received notice from the Nasdaq Listing Qualifications Panel that it has regained compliance with the $1.00 minimum closing bid price requirement in accordance with the Nasdaq Listing Rules for continued listing on the Nasdaq Global Market.
On March 16, 2010, the Company received written notification from Nasdaq that unless the Company requested a hearing before the Nasdaq Listing Qualifications Panel the Company’s common stock would be delisted. On March 23, 2010, the Company requested a hearing before the Nasdaq Listing Qualifications Panel to address the minimum bid price deficiency.
At the Special Meeting of the Stockholders of the Company held on March 29, 2010, a 1-for-10 reverse stock split was approved and on March 31, 2010 the Company effected the reverse stock split. Following the reverse stock split, the Company’s common stock traded above the $1.00 minimum bid price required by the Nasdaq Listing rules for 10 consecutive trading days thus allowing the Company to regain compliance and remain listed on Nasdaq.
About Marshall Edwards, Inc.
Marshall Edwards, Inc. is a specialist oncology company focused on the clinical development of novel anti-cancer therapeutics. These derive from a flavonoid technology platform, which has generated a number of novel compounds characterized by broad ranging activity against a range of cancer cell types with few side effects. The combination of anti-tumor cell activity and low toxicity is believed to be a result of the ability of these compounds to target an enzyme present in the cell membrane of cancer cells, thereby inhibiting the production of pro-survival proteins within the cell. Marshall Edwards has licensed rights from Novogen Limited (ASX: NRT NASDAQ: NVGN) to bring four oncology drugs — phenoxodiol, triphendiol,

NV-143 and NV-128 — to market globally.
Marshall Edwards is majority owned by Novogen, an Australian biotechnology company that is specializing in the development of therapeutics based on a flavonoid technology platform. Novogen is developing a range of therapeutics across the fields of oncology, cardiovascular disease and inflammatory diseases. More information on phenoxodiol and on the Novogen group of companies can be found at www.marshalledwardsinc.com and www.novogen.com.
Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.